Exhibit 10.34

EXECUTIVE COMPENSATION AGREEMENT

This Executive Compensation Agreement (“Agreement”) is entered into as of April 13, 2026 (“Effective Date”), by and between Q/C Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Josh Silverman (“Executive”). The Company and Executive are each referred to in this Agreement as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, the Company currently employs Executive as its Executive Chairman; and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to serve, as the Company’s Executive Chairman in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. TERM. This Agreement shall be for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period of employment “Initial Term”), followed by automatic renewals of one (1) year thereafter (each a “Renewal Term” and, together with the Initial Term, “Term”) unless the Company or Executive provides written notice of termination to the other Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. For the purposes hereof, the termination of this Agreement due to the Company providing written notice of termination pursuant to this Section 1 at least ninety (90) days prior to the end of the Initial Term or any Renewal Term will be deemed to be a termination of Executive’s employment by Company without Cause.

2. POSITION; DUTIES. Executive shall be employed as: (i) a member of the Company’s Board of Directors (“Board”); and (ii) Executive Chairman of the Company and shall have the authorities and responsibilities customarily associated with the status of such positions at Nasdaq listed biotechnology companies of the same size as the Company. In his capacity as Executive Chairman, Executive shall report directly to the Board and shall have ultimate responsibility for all the Company’s current and future operations in the U.S. and abroad. Upon termination of Executive’s employment for any reason, if and to the extent requested by the Company, Executive shall remain on the Board but shall promptly resign from all other positions that Executive then holds with the Company or any affiliate and promptly execute all documentation for such resignations.

Executive shall devote a reasonable amount of his business time, effort and energies to the business of the Company as is necessary to fulfill his duties and responsibilities hereunder; provided, however, that notwithstanding the foregoing, Executive may: (i) serve as an officer or director of any of the entities for whom he serves as such on the Effective Date or any other entity that engages Executive as an officer or director in the future; (ii) engage in civic, charitable, public service and community activities and affairs; (iii) accept and fulfill a reasonable number of speaking engagements; and (iv) manage his personal investments and affairs, as long as such activities do not, in Executive’s reasonable and good faith judgment, interfere, individually or in the aggregate, with his obligations and the proper performance his duties and responsibilities to the Company under this Agreement in any material respect.

3. COMPENSATION AND BENEFITS. Subject in each case to the provisions of Section 4 of this Agreement in the event that his employment hereunder terminates, Executive shall be entitled to the following compensation and benefits during the Term.

(A) Base Salary. The Company will pay Executive a base salary at an annual rate of $120,000 payable in accordance with the Company’s usual payroll practices. The Compensation Committee of the Board may increase the base salary annually in its discretion. The annual rate of Executive’s base salary as in effect from time to time is referred to herein as “Base Salary.”

(B) Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual performance-based bonus pursuant to the terms of the applicable annual bonus plan established by the Company (the “Annual Bonus”). Any earned Annual Bonus with respect to any calendar year during the Term shall be paid to Executive between January 1st and March 15th of the immediately following calendar year, provided that, Executive is employed by the Company on the date such Annual Bonus is paid. The payment of any Annual Bonus shall be subject to all federal, state and withholding taxes, social security deductions and other general withholding obligations. Award of an Annual Bonus with respect to a particular calendar year does not guarantee the award of an Annual Bonus in any subsequent calendar year.

(C) Equity Compensation. During the Term, subject to approval by the Company’s Board of Directors, the Company shall grant to Executive quarterly grants of fully vested restricted stock units, provided that Executive continues to provide services to the Company through such applicable grant dates and subject to the terms and conditions of the Company’s standard restricted stock unit award agreement and the Company’s long-term equity incentive plan (the “LTIP”), with the first grant made on the Effective Date and each subsequent grant made on the first day of each calendar quarter with the number of restricted stock units for each applicable grant equal to an aggregate value of $60,000 calculated based on the closing price of the Company’s common stock as of the grant date or the closing price of the last preceding business day if the grant date is not a business day (rounded down for any fractional shares). With respect to the equity grants provided herein, the Company agrees to provide Executive with an additional lump-sum cash payment equal to any estimated personal income and applicable employment taxes to be withheld or paid in connection with Executive’s receipt of the applicable restricted stock units. All awards granted to Executive under the LTIP shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards.

(D) Board Fees. Executive will not be entitled to any cash fees for service as a director.

(E) Expense Reimbursement. The Company will reimburse Executive for business expenses reasonably incurred by him in the performance of his duties with the Company, in accordance with the Company’s usual practices.

(F) Other Benefits. Executive will be entitled to participate in the Company’s incentive and employee benefit plans and programs applicable to senior executives generally as in effect from time to time, including, without limitation, medical, dental, vision and term life insurance, and on a basis no less favorable than those provided to other senior executives. Executive will also be entitled to participate in the Company’s 401(k) plan, if any.

(G) Vacation. Executive will be entitled to five (5) weeks of vacation annually (or such greater amount provided in applicable Company policies or as may be provided to any other senior executive of the Company) to be taken at times determined by Executive; provided, however, that unused vacation for one (1) year may be carried over to the next year if and to the extent that the unused vacation is attributable to business exigencies of the Company. Executive will also be entitled to two (2) weeks of paid sick leave subject to the Company’s paid sick leave policy as in effect from time to time.

4. CONSEQUENCES OF TERMINATION. The payments under this Section 4 are the only termination payments to which Executive is entitled upon termination of his employment prior to the end of the Term regardless of the date during the Term in which employment is terminated.

(A) Termination by Company for Cause or Termination by Executive without Good Reason. If Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive will be entitled to receive the following (promptly following such termination in the case of clause (i)):

(i) Base Salary earned through the date that Executive’s employment hereunder terminates (“Termination Date”); and

(ii) unpaid expense reimbursements and vested amounts and benefits, if any, in accordance with the terms of any applicable plan, program, corporate governance document, policy, agreement or arrangement of the Company other than the additional benefits provided to Executive under the terms of this Agreement (collectively, “Accrued Compensation”).

“Cause” shall mean: a good faith determination by the Board, that any of the following has occurred: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) Executive’s theft of material Company property; (iii) willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or (iv) Executive’s material breach of this Agreement, including, without limitation, the confidentiality obligations set forth in Section 5 below. No termination of Executive’s employment will be treated as for “Cause” unless, prior to such termination, Executive has been provided written notice from a majority of the Board setting forth in reasonable detail the basis on which the Company is terminating his employment for “Cause” and, if the condition is curable, Executive will then have fifteen (15) days from receipt of such notice during which he may remedy the condition. If full cure is made by Executive within such fifteen (15) day cure period, Cause shall be deemed not to have occurred and Executive’s employment will be deemed to have continued under and subject to the provisions of this Agreement.

(B) Termination by the Company without Cause or Termination by Executive for Good Reason. If Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, Executive will be entitled to receive the following:

(i) Accrued Compensation;

(ii) Severance equal to two times the sum of (A) Executive’s Base Salary in effect at the time his employment terminates and (B) the target bonus for the year of termination prorated based upon the number of days worked for the year of termination (collectively, “Severance Payment”); and

(iii) Accelerated vesting of the unvested portion of any outstanding equity awards.

Subject to satisfaction of the release requirements set forth in the immediately following paragraph, as applicable, any compensation payable pursuant to clause (i) and (iii) of this paragraph (B) shall be paid promptly after the Termination Date. Subject to satisfaction of the release requirements set forth in the immediately following paragraph, as applicable, any amounts payable pursuant to clause (ii) of this paragraph (B) shall be paid ratably for a period of twenty-four (24) months following termination of employment as if it were salary, payable in accordance with the Company’s normal payroll practices, provided, however, that the initial installment will begin on the 60th day following the Termination Date and will include the payments that would otherwise have been made during such sixty (60) day period; provided that, to the extent necessary to prevent Executive from being subject to adverse tax consequences under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), the first six (6) months of the continued Severance Payment shall not be paid until, and shall be paid in a single sum payment on, the first day after the six (6) month anniversary of the Termination Date, with the remaining monthly payments to begin on the first day of the seventh month following the Termination Date. For the purposes hereof, if the Company elects not to extend the Term pursuant to Section 1 above, Executive’s employment will be deemed to have been terminated by the Company without Cause.

In order to receive any payments or benefits under clauses (ii) and (iii) of this paragraph (B), Executive must execute and deliver to the Company a mutual release of claims provided by the Company in substantially the form of Exhibit A annexed hereto and such release must become irrevocable on or before the 60th day following the Termination Date.

As of the Termination Date, except as set forth herein, Executive shall not be entitled to any further payments or benefits from the Company.

“Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent: (i) a material diminution in Executive’s position, title, authority, duties, working conditions or responsibilities, except for a salary reduction implemented as part of across the board salary reductions affecting all similarly situated executives; (ii) a material breach of this Agreement by the Company; or (iii) in connection with a Change of Control, the failure or refusal by the successor or acquiring company (or parent thereof) to expressly assume the obligations of the Company under this Agreement. Executive must provide written notice to the Company of the existence of the condition constituting the Good Reason within thirty (30) days of Executive’s having actual knowledge of the existence of the condition and, if the condition is curable, the Company will then have fifteen (15) days from receipt of such notice during which the Company may remedy the condition and not be required to pay the amounts set forth in this Section 4(B). If full cure is made by the Company within such fifteen (15) day cure period, Good Reason shall be deemed not to have occurred and Executive’s employment will be deemed to have continued under and subject to the provisions of this Agreement.

(C) Termination on Disability or Death. In the event that the employment of Executive terminates prior to the end of the Term by reason of Disability (as defined below), Executive shall be entitled to the payments set forth in clauses (i), (ii), and (vi) of Section 4(B) including payments under the Company’s long term disability insurance plan to the extent provided for therein. The Company may terminate Executive’s employment by reason of “Disability” if (and only if) Executive is absent from work for at least one-hundred eighty (180) consecutive days or for one-hundred eighty (180) days (whether or not consecutive) in any calendar year by reason of a physical or mental illness or injury. In the event that the employment of Executive terminates before the end of the Term by reason of death, the amounts set forth in clauses (i), (iii), (iv) and (v) of Section 4(B) shall be paid to his estate and the death benefit under the Company’s life insurance program, if any, shall be paid to his designated beneficiary, or estate in the absence of designated beneficiary.

In addition, if Executive’s employment under this Agreement is terminated prior to the end of the Term by reason of Disability or death, any unvested equity compensation and any additional option awards that are granted to Executive shall become immediately vested and non-forfeitable on the Termination Date and shall be transferable or exercisable for the remainder of their terms.

(D) Change of Control. If Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason within two (2) years after a Change in Control or within six (6) months prior to a Change in Control, Executive will be entitled to the payments and benefits set forth in Section 4(B), provided that the term “two times” in Section 4(B)(ii) shall be changed to “three times”, and such amounts under Section 4(B)(ii) shall be paid in a single sum cash payment on the 60th day following his termination of employment, and otherwise subject to the terms thereof (including, without limitation, acceleration of vesting and continuing exercisability of any equity awards).

“Change in Control” means any of the following:

(i) any one person or more than one person acting as a group directly or indirectly acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than thirty percent (30%) of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than thirty percent (30%) of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change of Control under this clause (i). An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (i);

(ii) a majority of the members of the Company’s Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board prior to the date of such appointment or election; or

(iii) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

(E) No Mitigation. In the event of any termination of the employment of Executive hereunder prior to the end of the Term, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him on account of any remuneration attributable to any subsequent employment that he may obtain.

5. CONFIDENTIALITY. Executive recognizes and acknowledges that the continued success of the Company and its affiliates (“Company Group”) depends upon the use and protection of a large body of confidential and proprietary information and that Executive will have access to certain Confidential Information (as defined below) of the Company Group, and that such Confidential Information constitutes valuable, special and unique property of the Company Group. “Confidential Information” will be interpreted to include, without limitation, with respect to the Company Group: (i) inventions, technology, know-how, documentation, devices, methods, algorithms, processes, designs, manuals, analyses, improvements, research and development, non-public scientific and medical data and methods, clinical plans, trials and strategies, technical procedures and products; (ii) computer software (including operating systems, applications and program listings); (iii) identities and lists of, individual requirements of, specific contractual arrangements with and information about, employees, customers, vendors, distributors, independent contractors or other business relations and their confidential information; (iv) existing or future products and services (including those under development) and related costs and pricing structures; (v) financial data, accounting and business methods and practices, marketing information and business strategies and operations; (vi) non-public information concerning legal and professional dealings, real property, tangible property and investment activities, and (vii) similar and related confidential information and sensitive information and trade secrets. “Confidential Information” shall not include information that: (i) was in the possession of or known by Executive free of any obligation prior to disclosure by the Company; (ii) is or becomes generally known to the public through disclosure in a printed publication (without breach of any of Executive’s obligations hereunder); (iii) was acquired by Executive from a third party who independently generated such information; or (iv) is disclosed pursuant to judicial or governmental order, provided that Executive promptly notifies the Company so that the Company has an adequate opportunity to respond to such order.

Executive shall, during and after his employment by the Company and except in connection with performing services on behalf of (or for the benefit of) the Company or the Company Group, keep secret and retain in the strictest confidence all Confidential Information and shall not disclose such information to any person, entity or any federal, state or local agency or authority, except as may be required by law. Notwithstanding the foregoing, nothing contained herein shall prohibit Executive from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

Upon termination of his employment with the Company, Executive shall return to the Company all confidential, proprietary and non-public materials, and any other property of the Company, in his possession. The personal property of Executive, including documents relating to his benefits, compensation, tax liabilities, personal obligations (e.g., restrictive covenants) and the like, shall not be subject to return pursuant to the preceding sentence.

6. NONDISPARAGEMENT. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Executive agrees that during Executive’s employment and after the termination of Executive’s employment, Executive shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its employees, officers or directors. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this provision shall prohibit (i) Executive from making truthful statements in good faith in connection with any litigation, arbitration, governmental proceeding or similar proceeding, to defend or prosecute any claim or to the extent required by applicable law, legal process, subpoena, court order or similar requirement; and (ii) Executive from engaging in any criticism or other statements made internally within the Company on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning the Company’s or any employee’s or other service provider’s performance or nonperformance.

7. COOPERATION. Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company. In the event that Executive is subpoenaed in connection with any litigation or investigation relating to the Company or its affiliates, Executive will promptly notify the Company. For the avoidance of doubt, Executive will be reimbursed for Executive’s reasonable costs and expenses incurred by Executive in complying with the terms of this Section 7. Executive acknowledges that Executive’s agreement to provide cooperation as set forth in this Section 7 is material to the Company.

8. REMEDY FOR BREACH AND MODIFICATION. The Parties acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the Parties and that a Party may be irreparably damaged if these provisions are not specifically enforced. Accordingly, each Party agrees that, in addition to any other relief or remedies available to the Parties, each Party shall be entitled to obtain appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining the other Party from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith.

9. SEVERABILITY; BLUE PENCIL. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. Executive and the Company agree that the covenants contained in Sections 5 and 6 are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants to such narrower scope as it determines to be enforceable and to enforce the remainder of these covenants as so amended. Executive and the Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

10. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Signatures delivered by facsimile or email shall be effective for all purposes.

11. GOVERNING LAW; JURISDICTION.

(A) As a corporation with headquarters in New York, the Company has an interest in having New York law applied to contracts with its employees, as well as disputes with them. Applying New York law in this fashion affords the parties predictability as to the law to be applied, as well as uniformity across the Company’s workforce. Consequently, this Agreement and the legal relations thus created between the Parties shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of New York, without regard to its choice of laws or conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(B) Either Party may seek to enforce this Agreement in the courts of the State of New York. Each Party hereby consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) and waives any objection to lack of jurisdiction or improper or inconvenient venue of any such court. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world, whether within or without the State of New York. By signing below, Executive acknowledges that the Company has advised Executive to obtain legal counsel in negotiating the terms of this Agreement including without limitation this Section 11.

12. NOTICES. Any notice or other communication made or given in connection with this Agreement may be given by counsel, shall be in writing, and, if to a Party, shall be deemed to have been duly given when: (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (ii) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a Party at his or its address or facsimile number set forth below or at such other address or facsimile number as a Party may specify by notice to the other Party:

To Executive:

Joshua Silverman

Email: jsilverman@parkfieldfund.com

To the Company:

Q/C Technologies, Inc.

1185 Avenue of the Americas, Suite 249

New York, NY 10036

13. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and cannot be changed or terminated orally. Any amendment thereof must be in writing and signed by the Parties.

14. WAIVER. The failure of any Party or person to insist upon strict adherence to any term of this Agreement (including all attachments) on any occasion shall not be considered a waiver or deprive that Party or person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement (including all attachments). Any waiver must be in writing and must specifically identify the provision(s) of this Agreement (including all attachments) being affected.

15. END OF TERM. The provisions of Sections 4, 5, 6, 7, 10, 11, 12, 13, and 20 shall continue after the end of the Term.

16. ASSIGNMENT. Except as otherwise provided in this Section 16, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any corporation or other entity that succeeds to all, or substantially all, of the Company’s business or assets, and that expressly assumes (or assumes by operation of law in any merger or consolidation) the Company’s obligations hereunder; provided, however, that no such assignment shall invalidate or negate the rights of Executive pursuant to the provisions hereof, including, without limitation, any such rights relating to a Change of Control. In any such event, the term “Company,” as used herein shall mean the Company, as defined above, and any such successor or assignee. In the event of Executive’s death or a judicial determination of his incapacity, references in this Agreement (including its attachments) to the “Executive” shall be deemed to include, as appropriate, his estate, heirs and/or legal representatives.

17. CODES. The Board has adopted a Code of Business Conduct and Ethics. Executive is expected to require compliance with those codes by the Company’s employees and to comply himself.

18. DEDUCTIONS. The Company may deduct from the compensation described herein any applicable Federal, state and/or city withholding taxes, any applicable social security contributions, and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations or any election he shall have made.

19. SECTION 409A. Anything in this Agreement to the contrary notwithstanding:

(A) It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A and all regulations, guidance and other interpretive authority issued thereunder so as not to subject Executive to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. References to Termination Date or termination of employment herein mean a termination of employment that constitutes a “separation from service” within the meaning of Section 409A.

(B) To the extent that the reimbursement of any expenses or the provision of any in- kind benefits under this Agreement is subject to Section 409A: (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one (1) calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(C) Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(D) To the extent any amount payable to Executive is subject to his entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to Executive in either of two (2) taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than eight (8) days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

20. CLAWBACK. To the extent required by Company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or under any equity plan or any incentive plan of the Company shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company and applicable to executives of the Company generally, including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or under any equity plan or any incentive plan of the Company in the event of material misstatements, financial restatements, other bad acts (or inaction), or other events or occurrences consistent with any government regulation or securities exchange listing requirement. The Company reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the immediately preceding sentence, including such policies and procedures applicable to this Agreement and under any equity plan or any incentive plan of the Company with retroactive effect.

21. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

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IN WITNESS WHEREOF, Executive and the Company have signed this Agreement as of the date first set forth above.

Q/C TECHNOLOGIES, INC.

By:	/s/ Bruce Bernstein
Name:	Bruce Bernstein
Title:	Director

EXECUTIVE

By:	/s/ Josh Silverman
Josh Silverman

Exhibit A

GENERAL RELEASE

1.	MUTUAL RELEASE OF ALL CLAIMS

The undersigned individual (“Executive”) hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that Executive ever had, now has or may have in the future against Q/C Technologies, Inc. (“Company”), its shareholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (“Releasees”), to the extent arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services and, other than claims for payments, benefits or entitlements preserved by Section 4 and claims for indemnification, advancement of expenses or coverage under the Company’s directors and officers liability insurance, of the Executive Compensation Agreement dated as of _________________, 2026, between the Company and Executive (“Employment Agreement”), including without limitation: (i) any such claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York City and State Human Rights Laws, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, the Nevada Fair Employment Practices Act, the Maryland Fair Employment Practices Act, the Health Care Worker Whistleblower Protection Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Health Working Families Act, the Maryland Wage and Hour Law, the Maryland Wage Payment and Collection Law and the Maryland Equal Pay for Equal Work Law, all including any amendments and their respective implementing regulations; (ii) any and all other such claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations or executive orders; or (iii) any and all such claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever (collectively, “Executive’s Claims”).

Executive is not releasing any unemployment claims, workers’ compensation claims, right to COBRA benefits, or any other claim which as a matter of law. To the extent any local, state or federal administrative agency files any claims on Executive’s behalf arising out of or related to Executive’s employment, Executive waives, to the fullest extent permitted by law, to any right to any monetary or other recovery as a result of such action, with the exception of monetary recovery on whistleblower awards.

The Company hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Company ever had, now has or may have in the future against Executive (collectively, the “Company’s Claims”). Notwithstanding the foregoing, the Company is not releasing any claims hereunder with respect to (a) the Company’s rights with respect to this Agreement, (b) any claims of fraud, fraudulent activity, or otherwise illegal conduct, or (c) any claims that are not otherwise waivable under applicable law.

Execution of this Release by each party operates as a complete bar and defense against any and all of Executive’s Claims and the Company’s Claims. If either party should hereafter assert any Executive’s Claims or the Company’s Claims in any action or proceeding against the other, as applicable, in any forum, this Release may be raised as and shall constitute a complete bar to any such action or proceeding and the applicable party shall be entitled to recover from the other asserting party all costs incurred, including attorneys’ fees, in defending against any such claims.

For the purpose of implementing a full and complete release, each party expressly acknowledges that the release given in this Agreement is intended to include, without limitation, claims that such party did not know or suspect to exist in such party’s favor at the time of execution of the Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement in this matter, and that the consideration provided under this Agreement is also for the release of those claims and contemplates extinguishment of any such unknown claims. Executive further waives and relinquishes any rights and benefits which he has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Release. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Each party acknowledges that he or it is aware that he or it may later discover facts in addition to or different from those which he or it now knows or believes to be true with respect to the subject matter of this Release, but it is his and its intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth herein, and that in furtherance of this intention this Release shall be and remain in effect as a full and complete general release to the extent set forth in herein, notwithstanding discovery or existence of any such additional or different facts.

2.	OPPORTUNITY FOR REVIEW

This Agreement constitutes a voluntary waiver and release of any and all rights and claims Employee may have under the Age Discrimination in Employment Act (ADEA). Executive acknowledges that he has had a reasonable opportunity to review and consider the terms of this Release for a period of at least twenty-one (21) days, that the Company has advised Executive, in writing, to consult an attorney prior to signing this Agreement and that Executive has had the opportunity to receive counsel regarding his/ her respective rights, obligations and liabilities under this Release and that to the extent that Executive has taken less than twenty-one (21) days to consider this Release, Executive acknowledges that he has had sufficient time to consider this Release and to consult with counsel and that he does not desire additional time to consider this Release. As long as Executive signs and delivers this Release within such twenty- one (21) daytime period, he will have seven (7) days after such delivery to revoke his decision by delivering written notice of such revocation to the Company to [Physical or Email Address]. If Executive does not revoke his decision during that seven (7) day period, then this Release shall become effective on the eighth (8th) day after being delivered by Executive.

3.	COVENANT NOT TO SUE.

To the maximum extent permitted by law, each party covenants not to sue or to institute or cause to be initiated, or maintain, any action in federal, state or local agency or court against the other, including, but not limited to, any of the claims released above.

4.	BINDING EFFECT.

This Release is binding on Executive’s heirs and personal representative and the Company’s successors and assigns.

5.	NO ASSIGNMENT OF CLAIMS

Executive represents and warrants that Executive has not assigned or otherwise transferred or subrogated, or purported to assign, transfer, or subrogate, to any person or entity, any claim or portion thereof or interest therein that Executive may have against the Releasees.

6.	GOVERNING LAW; MISCELLANEOUS

The provisions of Sections 8, 9, 10, 11 and 13 of the Employment Agreement shall be deemed incorporated into this Release as if fully set forth herein. Any claim or dispute arising under or relating to this Release, or the breach, termination or validity of this Release, shall be subject to Section 11 of the Employment Agreement.

Q/C TECHNOLOGIES, INC

By:
Name:
Title:

EXECUTIVE

By:
Josh Silverman